Exhibit 99.1

AGREEMENT

     AGREEMENT made this 22nd day of April 2005 (the “Agreement”) by and between Viragen, Inc., a Delaware corporation, with principal offices at 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324 (“Company”) and MELVIN ROTHBERG, residing at 2570 Eagle Run Lane, Weston, Florida 33327 (“Rothberg”).

     WHEREAS, the Company and Rothberg are parties to that certain Employment Agreement made as of July 1, 2004 (the “Employment Agreement”);

     WHEREAS, the Company intends to eliminate Rothberg’s position of Vice President – Operations at the present time; and

     WHEREAS, the Company desires to terminate the Employment Agreement with Rothberg, and Rothberg is willing to terminate the Employment Agreement with the Company on the terms and conditions hereinafter provided and except as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

     1. Termination of Employment Agreement. Except as hereinafter provided, the Employment Agreement is hereby terminated by the parties and shall be deemed a termination “without Cause” as defined in Section 9.c of the Employment Agreement. In connection therewith and by execution hereof, Rothberg resigns as an officer and/or director of the Company, Viragen International, Inc. and any affiliates thereof.

     2. Compensation. Rothberg shall be entitled to receive his current annual salary for the remainder of the “Employment Term” which terminates on June 30, 2006 including the fringe benefits as provided in the Employment Agreement, and including the time period from April 22 through June 30, 2005. A total salary payment to be made to Rothberg pursuant hereto is $239,854 through June 30, 2006, receipt of which is hereby acknowledged by Rothberg. No performance-based bonus as provided in Section 5.B of the Employment Agreement will be paid to Rothberg inasmuch as his employment is being terminated prior to the completion of the 12-month period provided therein. As set forth in Section 9 of the Employment Agreement, Rothberg’s options for an aggregate of 17,500 shares of common stock of the Company shall be exercisable for a period of 90 days from the date hereof, and his options to purchase 23,000 shares of common stock of Viragen International, Inc. will also expire at that time.

     3. Confidential Information and Covenant-Not-To-Compete. Sections 10, 11, 12 and 13 of the Employment Agreement shall continue in full force and effect.

     4. General Releases. Simultaneously herewith, the Company and Rothberg shall enter into reciprocal general releases with each other excepting from the contents thereof the terms and conditions of this Agreement.

     5. Provision of Information. The Company and Rothberg agree that neither will make or release any disparaging, derogatory or critical comments or information concerning each other to the media or to any third parties, including, without limitation, making statements, granting interviews, having discussions or supplying information. Rothberg hereby acknowledges that the Company is required to report a change in Corporate Officers, and the Company shall report that the parties agreed to an early termination of his employment agreement.

     6. Return of Documents and Cooperation. Rothberg will return to the Company all non-confidential, confidential and proprietary data that he has received during the course of his employment. The Company shall make available to Rothberg any copies of non-confidential information and data as may be requested by Rothberg in writing within 60 days of the effective date of this Termination Agreement. Rothberg agrees to cooperate with the Company in providing any information or data requested by the Company or in ascertaining any additional information within his purview, for up to one year from the date of Termination (April 22, 2006). Should the Company request any information of Rothberg beyond that date, Rothberg shall be reimbursed for his reasonable costs and expenses, as the Parties shall agree at the time, as a result of cooperating with any request of the Company.

     7. General. This Agreement and the collateral releases executed in connection with the provisions hereof contain the entire agreement among the parties and supercede all prior agreements with respect thereto. This Agreement shall be governed and construed in accordance with the laws of the State of Florida. The invalidity or unenforceability of any term, paragraph, covenant or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any par thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

VIRAGEN, INC.
By:	/s/ Charles A. Rice
Charles A. Rice
Chief Executive Officer

/s/ Melvin Rothberg
MELVIN ROTHBERG